Exhibit 99.2
For Immediate Release
CONTACT:
James M. Harrison, President
or
Michael A. Correale, Chief Financial Officer
Amscan Holdings, Inc.
914-345-2020
Amscan Holdings, Inc. Announces Retail Sales
For Five-week Halloween Season Ended November 6, 2010.
ELMSFORD, NEW YORK November 12, 2010 —Amscan Holdings, Inc., America’s largest retailer of party goods, today announced its retail sales results for the five-week Halloween season ended November 6, 2010. Amscan’s retail sales include sales under its retail banners, Party City, Halloween City, Factory Card & Party Outlet (“FCPO”) and The Paper Factory.
Retail sales for the five-week period ended November 6, 2010 totaled $310.5 million and were $53.1 million or 21% higher than the retail sales for the five-week period ended November 7, 2009, principally due to the growth Company’s network of temporary Halloween stores and the improved performance of the Party City brand (both brick and mortar and online).
During the five-week period ended November 6, 2010, the Company operated 404 temporary Halloween stores, as compared to 249 in 2009. In addition to its network of temporary stores, the Company operated 423 Party City stores, 117 FCPO stores and 41 smaller outlet stores, as compared to 422 Party City stores, 125 FCPO stores and 59 outlet stores for the year earlier period.
During the five-week Halloween season of 2010, the temporary Halloween City store sales increased by 51%. The Party City stores had a comp store sales increase of 4% on stores open as Party City in both periods. When adding in FCPO, The Paper Factory and e-commerce sales, Halloween sales increased by 11%.
Commenting on these results, Gerry Rittenberg, Amscan’s Chief Executive Officer, stated: “While the retail competition for market share during the Halloween season increases every year, we are extremely gratified that the consumer continues to recognize the quality and value represented by our various banners.”
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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